Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
FIRST QUARTER 2021

SAN DIEGO, CALIFORNIA, May 3, 2021....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the first quarter ended March 31, 2021. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the three months ended March 31, 2021:

•Net income per share was $0.26
•AFFO per share was $0.86
•Invested $1.03 billion in properties and properties under development or expansion, including $403.0 million in U.K. properties
•Completed the early redemption on all $950.0 million in principal amount of our outstanding 3.250% notes due October 2022
•Raised $670 million in net proceeds from a common stock public offering of 12,075,000 shares, inclusive of 1,575,000 shares purchased by the underwriters upon exercise of their option to purchase additional shares

CEO Comments

“Our business momentum continues to illustrate the growth opportunities afforded to us through a mix of investment verticals in an increasingly diversified platform. Our pending merger with VEREIT is consistent with this trajectory, as the transaction, once completed, is expected to drive immediate earnings accretion, create additional growth opportunities through enhanced size, scale, and diversification, and allow for meaningful strategic and financing synergies. Additionally, our continued success in the U.K. gives us confidence in the portability of our business model initiatives as One Team on behalf of our investors and clients,” said Sumit Roy, Realty Income’s President and Chief Executive Officer. “I remain inspired by the dedication and talent of our team who continues to execute across our strategic initiatives. During the quarter, we invested over $1.0 billion in properties with attractive risk-adjusted yields, including nearly $403 million in the U.K. We are proud to have eclipsed the $2.0 billion investment mark in our U.K. portfolio within the first two years of our initial acquisition abroad. Moreover, with our first investment in Hawaii, our real estate portfolio now reaches all U.S. states, demonstrating the size, scale, and diversity of our platform. Further, in April we published our inaugural Sustainability Report, which outlines our dedication to embracing a changing world for the benefit of all those we serve.”

“Looking forward, our rent collections have improved and stabilized, the business is well-positioned to capitalize on our active global investment pipeline, and we finished the quarter with approximately $2.5 billion of liquidity and a net debt to EBITDAre ratio of 5.3x. We remain on pace to meet our 2021 investment guidance of over $3.25 billion.”

Select Financial Results

The following summarizes our select financial results (dollars in millions, except per share data):

	Three Months Ended March 31,
	2021	2020
Total revenue	$442.8	$414.3
Net income available to common stockholders (1)(2)	$95.9	$146.8
Net income per share	$0.26	$0.44
Funds from operations available to common stockholders (FFO) (2)(3)	$267.7	$277.1
FFO per share	$0.72	$0.82
Adjusted funds from operations available to common stockholders (AFFO) (3)	$318.2	$297.2
AFFO per share	$0.86	$0.88
(1) The calculation to determine net income attributable to common stockholders includes provisions for impairment, gains on sales of real estate, and foreign currency gains and losses. These items can vary from quarter to quarter and can significantly impact net income available to common stockholders and period to period comparisons.
(2) Our financial results during the three months ended March 31, 2021 were impacted by a $46.5 million loss on extinguishment of debt due to the January 2021 early redemption of the 3.250% notes due October 2022.
(3) FFO and AFFO are non-GAAP financial measures. Please see the Glossary in our supplemental materials for the three months ended March 31, 2021 for our definitions and explanations of how we utilize these metrics. See pages 8 and 9 herein for reconciliations to the most directly comparable GAAP measure.

Impact of COVID-19

Percentages of Contractual Rent Collected as of March 31, 2021

	Month Ended January 31, 2021	Month Ended February 28, 2021	Month Ended March 31, 2021	Quarter Ended March 31, 2021

Contractual rent collected (1) across total portfolio	93.9%	94.0%	94.3%	94.1%
Contractual rent collected (1) from our top 20 clients (2)	89.4%	89.8%	90.3%	89.8%
Contractual rent collected (1) from our investment grade clients (3)	100.0%	100.0%	100.0%	100.0%
Contractual rent collected from our theater clients	13.3%	13.1%	15.5%	14.0%
Contractual rent collected from our health and fitness clients	89.1%	92.3%	94.1%	91.8%
(1) Collection rates are calculated as the aggregate contractual rent collected for the applicable period from the beginning of that applicable period through March 31, 2021, divided by the contractual rent charged for the applicable period. Rent collection percentages are calculated based on contractual rents (excluding percentage rents and contractually obligated reimbursements by our clients). Charged amounts have not been adjusted for any COVID-19 related rent relief granted and include contractual rents from any clients in bankruptcy. Due to differences in applicable foreign currency conversion rates and rent conventions, the percentages above may differ from percentages calculated utilizing our total portfolio annualized contractual rent.
(2) We define our top 20 clients as our 20 largest clients based on percentage of total portfolio annualized contractual rent as of March 31, 2021 for all periods.
(3) Please see the Glossary in our supplemental materials for the three months ended March 31, 2021 for our definition of our investment grade clients.

We either have executed deferral agreements or maintain ongoing deferral discussions with clients that account for a majority of the unpaid contractual rent for each of the periods referenced in the table above. Additional detail on rent collections can be found in our supplemental materials available on our corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

Theater Industry Update

As of March 31, 2021, the theater industry represented 5.6% of annualized contractual rental revenue. As of March 31, 2021, and December 31, 2020, we were fully reserved for 37 theater properties. At March 31, 2021, the receivables outstanding for our 79 theater properties totaled $66.7 million, net of $33.2 million of reserves, and includes $8.5 million of straight-line rent receivables, net of $1.9 million of reserves. The following table summarizes reserves recorded as a reduction of rental revenue for theater properties (dollars in millions):

Three Months Ended
March 31, 2021
Rental revenue reserves	$7.3
Straight-line rent reserves	0.1
Total rental revenue reserves	$7.4

Additionally, we did not record any provisions for impairment on theater properties for the three months ended March 31, 2021. See "Item 1A—Risk Factors" in Part I of our Annual Report on Form 10-K for year ended December 31, 2020 for more information regarding the actual and potential future impacts of the COVID-19 pandemic and the measures taken to limit its spread on our clients and our business, results of operations, financial condition and liquidity.

Dividend Increases

In March 2021, we announced the 94th consecutive quarterly dividend increase, which is the 110th increase in the amount of the dividend since our listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of March 31, 2021 was $2.82 per share. The amount of monthly dividends paid per share increased 1.6% to $0.7035 for the three months ended March 31, 2021, as compared to $0.6925 for the three months ended March 31, 2020. During the three months ended March 31, 2021, we distributed $260.7 million in common dividends to stockholders, representing 81.9% of its AFFO of $318.2 million.

Real Estate Portfolio Update

As of March 31, 2021, our portfolio consisted of 6,662 properties located in all U.S. states, Puerto Rico and the U.K., and leased to approximately 600 clients doing business in 56 separate industries. The properties are primarily freestanding and leased under long-term net lease agreements with a weighted average remaining lease term of approximately 8.9 years. Our portfolio of commercial real estate has historically provided dependable rental revenue supporting the payment of monthly dividends. As of March 31, 2021, portfolio occupancy was 98.0% with 131 properties available for lease or sale out of 6,662, as compared to 97.9% as of December 31, 2020 and 98.5% as of March 31, 2020.

Changes in Occupancy

Three months ended March 31, 2021
Properties available for lease at December 31, 2020	140
Lease expirations (1)	60
Re-leases to same client	(37)
Re-leases to new client	(13)
Vacant dispositions	(19)
Properties available for lease at March 31, 2021	131
(1)Includes scheduled and unscheduled expirations (including leases rejected in bankruptcy), as well as future expirations resolved in the current quarter.
The annual new rent on re-leases was $11.54 million, as compared to the previous annual rent of $11.15 million on the same units, representing a rent recapture rate of 103.5% on the units re-leased during the three months ended March 31, 2021. We re-leased two units to new clients without a period of vacancy, and 15 units to new clients after a period of vacancy.

Investments in Real Estate
The following table summarizes our acquisitions in the U.S. and U.K. for the periods indicated below:

	Number of Properties	Leasable Square Feet	Investment ($ in thousands)	Weighted Average Lease Term (Years)	Initial Average Cash Lease Yield (1)
Three months ended March 31, 2021
Acquisitions - U.S. (in 25 states)	77	2,298,606	$566,909	13.5	5.6%
Acquisitions - U.K. (2)	12	932,967	402,962	10.6	4.9%
Total acquisitions	89	3,231,573	$969,871	12.4	5.3%
Properties under development - U.S.	21	1,597,165	57,931	15.5	5.6%
Total (3)	110	4,828,738	$1,027,802	12.6	5.3%
(1)Initial average cash lease yield is a supplemental operating measure. Please see the Glossary in our supplemental materials for the three months ended March 31, 2021 for our definition of this metric.
(2) Represents investments of £290.2 million Sterling during the three months ended March 31, 2021 converted at the applicable exchange rate on the date of acquisition.
(3) Our clients occupying the new properties operate in 23 industries and are 65.1% retail and 34.9% industrial, based on rental revenue. Approximately 39% of the rental revenue generated from acquisitions during the three months ended March 31, 2021 is from our investment grade rated clients, their subsidiaries or affiliated companies.

Same Store Rental Revenue
The following summarizes our same store rental revenue on 6,127 properties under lease (dollars in millions):

	Three Months Ended March 31,		Decrease
	2021	2020	Three Months
Rental revenue	$372.9	$375.8	(0.8)%

For purposes of comparability, same store rental revenue is presented on a constant currency basis using the exchange rate as of March 31, 2021 of 1.38 GBP/USD.

Our calculation of same store rental revenue includes rent deferred for future payment as a result of lease concessions we granted in response to the COVID-19 pandemic and recognized under the practical expedient provided by the Financial Accounting Standards Board (FASB). Same store rental revenue was negatively impacted by reserves recorded as reductions of rental revenue of $7.4 million for the three months ended March 31, 2021 compared to $819,000 for the three months ended March 31, 2020. Our calculation of same store rental revenue also includes uncollected rent for which we have not granted a lease concession. If these applicable amounts of rent deferrals and uncollected rent were excluded from our calculation of same store rental revenue, the decreases for the three months ended March 31, 2021 relative to the comparable period for 2020 would have been (8.6)%.

Property Dispositions
The following summarizes our property dispositions (dollars in millions):

Three Months Ended March 31, 2021
Properties sold	27
Net sales proceeds	$34.7
Gain on sales of real estate	$8.4

Liquidity and Capital Markets

Equity Capital Raising
In January 2021, we raised $670 million from the issuance of 12,075,000 shares of common stock in an underwritten public offering, inclusive of 1,575,000 shares purchased by the underwriters upon the exercise of their option to purchase additional shares.

During the three months ended March 31, 2021, we raised $692 million from the sale of common stock at a weighted average price of $57.06 per share, primarily through the underwritten public offering in January 2021.

Revolving Credit Facility and Commercial Paper Program
We have a $3.0 billion unsecured revolving credit facility, with an initial term that expires in March 2023 (subject to two six-month options to extend). The revolving credit facility also has a $1.0 billion accordion feature, which is subject to obtaining lender commitments. As of March 31, 2021, there were no borrowings on our revolving credit facility. In addition, we had a cash balance of $184.0 million.

Additionally, we have a U.S. dollar-denominated unsecured commercial paper program. Under the terms of this program, we may issue unsecured commercial paper notes up to a maximum aggregate amount outstanding of $1.0 billion, with proceeds used for general corporate purposes. We use our unsecured revolving credit facility as a liquidity backstop for the repayment of the notes issued under this program. As of March 31, 2021, we had $675.0 million in commercial paper borrowings.

Early Redemption of 3.250% Notes Due 2022
In January 2021, we completed the early redemption on all $950.0 million in principal amount of our outstanding 3.250% notes due October 2022, plus accrued and unpaid interest. As a result of the early redemption, we recognized a loss on extinguishment of debt of $46.5 million, or $0.13 per diluted common share, to net income available to common stockholders and Nareit-defined FFO in the three months ended March 31, 2021. Loss on extinguishment of debt is excluded in our calculation of AFFO.

2021 Earnings Guidance

We estimate FFO per share for 2021 of $3.26 to $3.34, inclusive of a $0.13 per share loss due to the early redemption of our 3.250% notes due October 2022. We estimate AFFO per share for 2021 of $3.44 to $3.49, an increase of 1.5% to 2.9% over 2020 AFFO per share of $3.39. Summarized below are approximate estimates of the key components of our 2021 earnings guidance, which do not give effect to the announced merger between us and VEREIT, Inc.:

2021 Guidance
Net income per share	$1.19 to $1.27
Real estate depreciation and impairments per share	$2.13
Gains on sales of properties per share	$(0.06)
FFO per share	$3.26 to $3.34
AFFO per share	$3.44 to $3.49
Same store rent growth (1)	0.5% to 1.0%
Occupancy	~ 98%
Cash G&A expenses (% of revenues) (2)(3)	~ 4.5%
Property expenses (non-reimbursable) (% of revenues) (2)	1.5% - 2.0%
Income tax expenses	~ $20 million
Acquisition volume	Over $3.25 billion
(1) Includes rent deferred for future payment as a result of lease concessions we granted in response to the COVID-19 pandemic.
(2) Revenue excludes contractually obligated reimbursements by our clients. Cash G&A excludes stock-based compensation expense.
(3) G&A inclusive of stock-based compensation expense as a percentage of rental revenue, excluding reimbursements, is expected to be approximately 5% in 2021.

Conference Call Information

In conjunction with the release of our operating results, we will host a conference call on May 4, 2021 at 11:30 a.m. PT to discuss the results. To access the conference, dial (877) 701-6180 (United States) or (647) 689-4069 (International). When prompted, provide the conference ID 7659455.

A telephone replay of the conference call can also be accessed by calling (800) 585-8367 and entering the conference ID 7659455. The telephone replay will be available through May 18, 2021.

A live webcast will be available in listen-only mode by clicking on the webcast link on our home page or in the investors section at www.realtyincome.com. A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. No access code is required for this replay.

Supplemental Materials and Sustainability Report

Supplemental materials on our operating results for the three months ended March 31, 2021, including reconciliations for non-GAAP measures within the Glossary, are available on our corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

The Sustainability Report for the year ended December 31, 2020 is available on our corporate website at www.realtyincome.com/corporate-responsibility.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 6,600 real estate properties owned under long-term lease agreements with our commercial clients. To date, the company has declared 610 consecutive common stock monthly dividends throughout its 52-year operating history and increased the dividend 110 times since Realty Income's public listing in 1994 (NYSE: O). The company is a member of the S&P 500 Dividend Aristocrats® index. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause our actual future results to differ materially from expected results. These risks include, among others, general economic conditions, domestic and foreign real estate conditions, client financial health, the availability of capital to finance planned growth, volatility and uncertainty in the credit markets and broader financial markets, changes in foreign currency exchange rates, property acquisitions and the timing of these acquisitions, the structure, timing and completion of the announced mergers between us and VEREIT, Inc. and any effects of the announcement, pendency or completion of the announced mergers, including the anticipated benefits therefrom, charges for property impairments, the effects of the COVID-19 pandemic and the measures taken to limit its impact, the effects of pandemics or global outbreaks of contagious diseases or fear of such outbreaks, our clients' ability to adequately manage their properties and fulfill their respective lease obligations to us, and the outcome of any legal proceedings to which the we are a party, as described in our filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of our current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:
Jonathan Pong, CFA, CPA
SVP, Head of Corporate Finance
(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months
	Ended 3/31/21	Ended 3/31/20
REVENUE
Rental (including reimbursable) (1)	$439,365	$412,157
Other	3,439	2,184
Total revenue	442,804	414,341

EXPENSES
Depreciation and amortization	177,985	164,585
Interest	73,075	75,925
Property (including reimbursable)	28,499	25,606
General and administrative	20,796	20,964
Income taxes	6,225	2,763
Provisions for impairment	2,720	4,478
Total expenses	309,300	294,321
Gain on sales of real estate	8,401	38,506
Foreign currency and derivative gains (losses), net	804	(1,564)
Loss on extinguishment of debt	(46,473)	(9,819)
Net income	96,236	147,143
Net income attributable to noncontrolling interests	(296)	(316)
Net income available to common stockholders	$95,940	$146,827

Funds from operations available to common stockholders (FFO)	$267,707	$277,104
Adjusted funds from operations available to common stockholders (AFFO)	$318,222	$297,223

Per share information for common stockholders:
Net income:
Basic and diluted	$0.26	$0.44

FFO:
Basic and diluted	$0.72	$0.82

AFFO:
Basic and diluted	$0.86	$0.88

Cash dividends paid per common share	$0.7035	$0.6925
(1)We recorded reserves as a reduction of rental revenue of $8.8 million (of which $451,000 was related to straight-line rent receivables) for the three months ended March 31, 2021 and $1.8 million (of which $671,000 was related to straight-line receivables) for the three months ended March 31, 2020. Unless otherwise specified, references to reserves recorded as a reduction of rental revenue include amounts reserved for in the current period, as well as unrecognized contractual rental revenue and unrecognized straight-line rental revenue for leases accounted for on a cash basis.

FUNDS FROM OPERATIONS (FFO)
(dollars in thousands, except per share amounts)

FFO is a non-GAAP financial measure. Please see the Glossary in our supplemental materials for the three months ended March 31, 2021 for our definition and an explanation of how we utilize this metric.

	Three Months	Three Months
	Ended 3/31/21	Ended 3/31/20

Net income available to common stockholders	$95,940	$146,827
Depreciation and amortization	177,985	164,585
Depreciation of furniture, fixtures and equipment	(371)	(126)
Provisions for impairment	2,720	4,478
Gain on sales of real estate	(8,401)	(38,506)
FFO adjustments allocable to noncontrolling interests	(166)	(154)
FFO available to common stockholders	$267,707	$277,104
FFO allocable to dilutive noncontrolling interests	—	369
Diluted FFO	$267,707	$277,473

FFO per common share:
Basic and diluted	$0.72	$0.82

Distributions paid to common stockholders	$260,697	$233,824

FFO available to common stockholders in excess of distributions paid to common stockholders	$7,010	$43,280

Weighted average number of common shares used for FFO:
Basic	371,522,607	336,624,567
Diluted	371,601,901	337,439,634

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(dollars in thousands, except per share amounts)

AFFO is a non-GAAP financial measure. Please see the Glossary in our supplemental materials for the three months ended March 31, 2021 for our definition and an explanation of how we utilize this metric.

	Three Months	Three Months
	Ended 3/31/21	Ended 3/31/20
Net income available to common stockholders (1)	$95,940	$146,827
Cumulative adjustments to calculate FFO (2)	171,767	130,277
FFO available to common stockholders	267,707	277,104
Executive severance charge (3)	—	3,463
Loss on extinguishment of debt	46,473	9,819
Amortization of share-based compensation	3,697	3,742
Amortization of deferred financing costs (4)	1,665	1,360
Amortization of net mortgage premiums	(280)	(354)
Loss on interest rate swaps	722	686
Straight-line payments from cross-currency swaps (5)	618	723
Leasing costs and commissions	(706)	(138)
Recurring capital expenditures	(23)	—
Straight-line rent	(10,463)	(7,782)
Amortization of above and below-market leases, net	9,300	6,430
Other adjustments (6)	(488)	2,170
AFFO available to common stockholders	$318,222	$297,223
AFFO allocable to dilutive noncontrolling interests	351	376
Diluted AFFO	$318,573	$297,599

AFFO per common share:
Basic and diluted	$0.86	$0.88

Distributions paid to common stockholders	$260,697	$233,824

AFFO available to common stockholders in excess of distributions paid to common stockholders	$57,525	$63,399

Weighted average number of common shares used for AFFO:
Basic	371,522,607	336,624,567
Diluted	372,065,020	337,439,634
(1)As of March 31, 2021, there was $22.3 million of uncollected rent deferred as a result of lease concessions we granted in response to the COVID-19 pandemic and recognized under the practical expedient provided by the FASB and $69.8 million of uncollected rent for which we have not granted a lease concession. As the COVID-19 pandemic did not affect our rent collections until April 2020, there was no related impact for the three months ended March 31, 2020.
(2)See FFO calculation on page eight for reconciling items.
(3)The executive severance charge represents the incremental costs incurred upon our former CFO's departure in March 2020, consisting of $1.6 million of cash, $1.8 million of share-based compensation expense and $58,000 of professional fees.
(4)Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and issuance of our current and previous term loans. The deferred financing costs are being amortized over the lives of the respective notes payable, mortgages and term loan. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.
(5)Straight-line payments from cross-currency swaps represent quarterly payments in U.S. dollars received by us from counterparties in exchange for associated foreign currency payments. These USD payments are fixed and determinable for the duration of the associated hedging transaction.
(6)Includes adjustments allocable to noncontrolling interests, obligations related to financing lease liabilities, and foreign currency gains and losses as a result of intercompany debt and remeasurement transactions.

HISTORICAL FFO AND AFFO
(dollars in thousands, except per share amounts)

For the three months ended March 31,	2021	2020	2019	2018	2017

Net income available to common stockholders	$95,940	$146,827	$110,942	$83,163	$71,586
Depreciation and amortization, net of furniture, fixtures and equipment	177,614	164,459	137,362	130,944	120,940
Provisions for impairment	2,720	4,478	4,672	14,221	5,433
Gain on sales of real estate	(8,401)	(38,506)	(7,263)	(3,218)	(10,532)
FFO adjustments allocable to noncontrolling interests	(166)	(154)	(38)	(228)	(214)

FFO	$267,707	$277,104	$245,675	$224,882	$187,213

FFO per diluted share	$0.72	$0.82	$0.81	$0.79	$0.71

AFFO	$318,222	$297,223	$248,734	$224,560	$201,336

AFFO per diluted share	$0.86	$0.88	$0.82	$0.79	$0.76
		.
Cash dividends paid per share	$0.7035	$0.6925	$0.6720	$0.6505	$0.6235

Weighted average diluted shares outstanding - FFO	371,601,901	337,439,634	303,819,878	284,345,328	263,934,304

Weighted average diluted shares outstanding - AFFO	372,065,020	337,439,634	303,819,878	284,345,328	264,022,486

REALTY INCOME CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share and share count data) (unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Real estate held for investment, at cost:
Land	$6,672,885	$6,318,926
Buildings and improvements	15,171,070	14,696,712
Total real estate held for investment, at cost	21,843,955	21,015,638
Less accumulated depreciation and amortization	(3,668,269)	(3,549,486)
Real estate held for investment, net	18,175,686	17,466,152
Real estate and lease intangibles held for sale, net	22,500	19,004
Cash and cash equivalents	183,984	824,476
Accounts receivable, net	307,017	285,701
Lease intangible assets, net	1,820,146	1,710,655
Other assets, net	470,237	434,297
Total assets	$20,979,570	$20,740,285

LIABILITIES AND EQUITY
Distributions payable	$88,662	$85,691
Accounts payable and accrued expenses	200,168	241,336
Lease intangible liabilities, net	313,907	321,198
Other liabilities	277,325	256,863
Line of credit payable and commercial paper	675,000	—
Term loan, net	249,407	249,358
Mortgages payable, net	282,037	300,360
Notes payable, net	7,326,051	8,267,749
Total liabilities	9,412,557	9,722,555

Commitments and contingencies

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 740,200,000 shares authorized, 373,509,822 and 361,303,445 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	15,371,016	14,700,050
Distributions in excess of net income	(3,827,660)	(3,659,933)
Accumulated other comprehensive loss	(8,484)	(54,634)
Total stockholders’ equity	11,534,872	10,985,483
Noncontrolling interests	32,141	32,247
Total equity	11,567,013	11,017,730
Total liabilities and equity	$20,979,570	$20,740,285

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
2017	4.5%	3.6%	3.9%	8.7%	2.2%	28.1%	1.9%	21.8%	1.1%	28.2%
2018	4.2%	15.2%	4.4%	(4.0%)	2.5%	(3.5%)	2.2%	(4.4%)	1.4%	(3.9%)
2019	3.7%	21.1%	3.7%	28.7%	2.4%	25.3%	1.9%	31.5%	1.1%	35.2%
2020	4.5%	(11.8%)	3.6%	(5.1%)	1.9%	9.7%	1.5%	18.4%	0.9%	43.6%
YTD 2021	4.4%	3.3%	3.3%	8.3%	1.9%	8.3%	1.4%	6.2%	0.7%	2.8%

Compound Average Annual Total Return (5)		15.2%		10.4%		10.9%		10.5%		11.4%

Note:  All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end. Dividend yield sources: Nareit website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)FTSE Nareit US Equity REIT Index, as per Nareit website.
(2)Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period. Does not include reinvestment of dividends for the annual percentages.
(3)Includes reinvestment of dividends. Source: Nareit website and Factset.
(4)Price only index, does not include dividends as NASDAQ did not report total return metrics for the entirety of the measurement period. Source: Factset.
(5)All of these Compound Average Annual Total Return rates are calculated in the same manner for each period from Realty Income's NYSE listing on October 18, 1994 through March 31, 2021, and (except for NASDAQ) assume reinvestment of dividends. Past performance does not guarantee future performance. Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.